UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 1, 2016

CLAIRE’S STORES, INC.

(Exact name of registrant as specified in its charter)

Florida

(State or other jurisdiction

of incorporation)

1-8899, 333-148108, 333-175171	59-0940416
(Commission File Number)	(I.R.S. Employer Identification No.)

2400 West Central Road, Hoffman Estates, Illinois 60192

(Address of principal executive offices)

Registrant’s telephone number, including area code: (847) 765-1100

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Effective June 1, 2016, the Board of Directors of the Company increased the size of the Board from six directors to seven directors and appointed Michael R. D’Appolonia as director to fill the vacancy created on the Board by such increase.

From 2013 until his retirement in 2016, Mr. D’Appolonia served as a Principal at DeNovo Perspectives, LLC, a professional services firm providing advisory and executive management services to clients in a broad range of industries. Mr. D’Appolonia previously served as the President and Chief Executive Officer of Kinetic Systems, Inc., a global provider of process and mechanical solutions to the electronics, solar and biopharmaceutical industries from 2006 until September 2010. From 2002 through 2006, Mr. D’Appolonia was President of Nightingale & Associates, LLC, a global management consulting firm. He has provided financial advisory and executive officer services to a number of companies, including Murray’s Discount Auto Stores, Inc., McCulloch Corporation, Halston Borghese, Inc., and Simmons Upholstered Furniture, Inc. Mr. D’Appolonia’s recent public company board of director experience includes Exide Technologies (2004-2015), Westmoreland Coal Company (2008 - 2013) and The Washington Group (2001-2007). In addition to his experience with public companies, Mr. D’Appolonia previously served as a member of the board of directors of private companies including Kinetic Systems, Inc., Moll Industries, Inc., SHC, Inc., and Mobile Technologies Inc.

In accordance with the director compensation policy previously adopted by the Board, each of Mr. D’Appolonia and Sally Pofcher (who became a member of the Company’s Board of Directors in February 2016) were granted an option for 20,000 shares of the common stock of Claire’s, Inc. (“Parent”), the corporate parent of the Company, that were fully vested and immediately exercisable upon grant at an exercise price of $1.25 per share. The options were granted under Parent’s Amended and Restated Stock Incentive Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLAIRE’S STORES, INC.

Date: June 1, 2016	By:	/s/ J. Per Brodin
J. Per Brodin
Executive Vice President and Chief Financial Officer

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